Exhibit 5.1
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                                      December 2, 1996


ELXSI Corporation
4209 Vineland Road
Suite J-1
Orlando, Florida  32811


                         Form S-8 Registration Statement
                         -------------------------------


Gentlemen:

        We refer you to the Registration Statement on Form S-8 dated November 27, 1996 (the "Registration Statement") of ELXSI Corporation, a Delaware corporation (the "Company"), under which the Company is registering under the Securities Act of 1933, as amended (the "Act"), 125,000 shares (the "Plan Shares") of its Common Stock, par value $.001 per share, issuable upon exercise of the options ("Plan Options") granted under the Company's 1996 Incentive Stock Option Plan (the "Plan").

        We have familiarized ourselves with such corporate affairs of the Company and have examined such corporate documents and other records as we have deemed necessary to provide a basis for the opinions expressed hereinbelow. In connection therewith, we have examined the originals or photostatic, facsimile, conformed or certified copies of the Plan and such certificates of officers of the Company and other documents, records and instruments as we have deemed relevant and necessary for purposes of rendering such opinions. In our examination, we have assumed and relied upon the genuineness of all signatures the authenticity of all certificates, documents, instruments and records submitted to us as originals and the conformity to the originals of all photocopies and facsimile and conformed copies of all certificates, documents, instruments and records examined by us. In our examination of such certificates, documents, instruments and records, we have also assumed and relied upon: (a) the correctness of the factual information contained therein, (b) the authority of all persons executing documents, agreements, instruments, certificates and letters, and (c) the legal capacity of all persons executing documents, agreements, instruments, certificates and letters.

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ELXSI Corporation
December 2, 1996
Page 2



        We are members of the Bar of the State of New York and do not purport to be expert in, and express no opinions with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and, to the extent necessary to render the opinions expressed hereinbelow, the General Corporation Law of the State of Delaware.

        To the extent that the opinions hereinafter expressed relate to actions and events that are to be performed or may take place in the future, such opinions are generally qualified in that they are based on facts and conditions presently prevailing and laws and regulations presently in effect.

        Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued and delivered upon exercise of Plan Options in accordance with the terms of the Plan, will be legally issued, fully paid, and non-assessable shares of the capital stock of the Company.

        We hereby consent to the filing of this opinion letter as an Exhibit to, and to the reference to us under the heading "Legal Opinion" in, the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations thereunder.

                                            Very truly yours,

                                            DECHERT PRICE & RHOADS
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